Exhibit 99.1

NEWS RELEASE

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FOURTH QUARTER AND FULL YEAR
2007 FINANCIAL RESULTS
— Revenues, Profit, Free Cash Flow and Backlog Set New Company Records —
— Fourth Quarter Revenues Increase 36%, Net Income Jumps 26%, EPS Climbs to $0.26 —
(Dulles, VA 14 February 2008) — Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the fourth quarter and full year 2007. Orbital reported fourth quarter 2007 revenues of $293.1 million, a 36% increase compared to revenues of $215.8 million in the fourth quarter of 2006. The company’s fourth quarter 2007 operating income was $24.1 million, an 18% increase compared to $20.4 million of operating income in the fourth quarter of 2006. Fourth quarter 2007 net income increased 26% to $15.8 million, or $0.26 diluted earnings per share, compared to adjusted net income* of $12.5 million, or $0.20 adjusted diluted earnings per share* in the fourth quarter of 2006. Orbital reported fourth quarter 2007 free cash flow* of $38.3 million compared to free cash flow of $2.9 million in the fourth quarter of 2006.
For the full year, Orbital reported revenues of $1,084 million in 2007, up 35% compared to $803 million in 2006. Operating income was $86.4 million in 2007, up 27% compared to $68.2 million in 2006. Net income increased 43% to $56.7 million in 2007, or $0.93 diluted earnings per share, compared to adjusted net income of $39.8 million, or $0.64 adjusted diluted earnings per share, in 2006. Orbital reported $81.9 million of free cash flow for full year 2007, compared to $78.5 million in 2006.
Commenting on Orbital’s financial results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “With exceptionally strong fourth quarter results, including record revenues, profits and free cash flow, Orbital completed another outstanding year in 2007. The company’s advanced space programs business led the way, generating strong revenue and operating profit growth as compared to last year. Our launch vehicles, satellites and space systems and transportation management systems segments also posted impressive revenue growth.”

*	“Adjusted net income,” “adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures discussed in this release. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measures.”
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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

Financial Highlights
Fourth quarter financial results were as follows (in millions, except per share data):

	Fourth Quarter
	2007	2006
Revenues	$293.1	$215.8
Operating Income	24.1	20.4
Net Income	15.8	7.8
Adjusted Net Income	n/a	12.5	(1)
Diluted Net Income Per Share	$0.26	0.12
Adjusted Diluted Earnings Per Share	n/a	$0.20	(1)

(1)	Adjusted in 2006 to exclude debt extinguishment expense and a gain from the liquidation of an investment.
Full year financial results were as follows (in millions, except per share data):

	Full Year
	2007	2006
Revenues	$1,084.1	$802.9
Operating Income	86.4	68.2
Net Income	56.7	35.1
Adjusted Net Income	n/a	39.8	(1)
Diluted Net Income Per Share	$0.93	0.56
Adjusted Diluted Earnings Per Share	n/a	$0.64	(1)

(1)	Adjusted in 2006 to exclude debt extinguishment expense and a gain from the liquidation of an investment.
Revenues
Revenues by segment for the fourth quarter were as follows (in millions):

	Fourth Quarter
	2007	2006
Launch Vehicles	$104.6	$80.2
Satellites and Space Systems (1)	121.2	106.8
Advanced Space Programs (1)	54.1	18.6
Transportation Management Systems	14.0	11.0
Eliminations	(0.8)	(0.8)

Total Revenues	$293.1	$215.8

(1)	The Advanced Space Programs segment was previously combined and reported with the Satellites and Space Systems segment.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

Orbital’s fourth quarter 2007 revenues were $293.1 million, up 36% compared to fourth quarter 2006 revenues of $215.8 million, due to revenue growth in all business segments. Advanced space programs segment revenues increased $35.5 million, or 191%, driven by contract activity on the Orion human spacecraft program for NASA which began in late 2006. Launch vehicles segment revenues increased $24.3 million, or 30%, principally due to higher target and interceptor vehicle revenues driven by increased contract activity on missile defense programs. Satellites and space systems segment revenues increased $14.3 million, or 13%, due to activity on recently awarded communications satellites contracts, partially offset by lower activity levels on certain science and technology satellite contracts that are in the latter stages of production. Transportation management systems segment revenues increased $3.0 million, or 28%, due to an increase in product sales supporting existing public transit fleet management systems in addition to activity on recently awarded contracts.
Revenues by segment for the full year were as follows (in millions):

	Full Year
	2007	2006
Launch Vehicles	$395.3	$310.6
Satellites and Space Systems	466.7	407.9
Advanced Space Programs	175.1	51.0
Transportation Management Systems	50.2	37.7
Eliminations	(3.2)	(4.3)

Total Revenues	$1,084.1	$802.9
Orbital’s full year 2007 revenues were $1,084 million, up 35% compared to full year 2006 due to revenue growth in all business segments. Advanced space programs segment revenues increased $124.1 million, or 243%, driven by contract activity on the Orion program which began in late 2006. Launch vehicles segment revenues increased $84.8 million, or 27%, due to increased activity levels on target and interceptor vehicle programs. Satellites and space systems segment revenues increased $58.9 million, or 14%, due to activity on recently awarded communications satellites contracts, partially offset by lower activity levels on science and technology satellite contracts. Transportation management systems segment revenues increased $12.4 million, or 33%, due to an increase in product sales supporting existing public transit fleet management systems in addition to activity on recently awarded contracts.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

Operating Income
Operating income by segment for the fourth quarter was as follows (in millions):

	Fourth Quarter
	2007	2006
Launch Vehicles	$10.6	$8.5
Satellites and Space Systems	8.4	9.4
Advanced Space Programs	3.5	1.5
Transportation Management Systems	1.6	1.0

Total Operating Income	$24.1	$20.4
Orbital reported operating income of $24.1 million in the fourth quarter of 2007, up 18% over the fourth quarter of 2006 due to profit increases in all segments except for satellites and space systems. Launch vehicles segment operating income increased $2.1 million, or 24%, primarily due to increased activity levels on target and interceptor vehicle programs. Advanced space programs segment operating income increased $2.0 million, or 137%, due to increased contract activity on the Orion program. Transportation management systems segment operating income increased $0.6 million, or 61%, due to the increase in product sales and new contract activity mentioned above. Despite the increase in satellites and space systems segment revenues, operating income in this segment declined $1.1 million, or 11%, largely due to a favorable profit adjustment on a satellite contract in the fourth quarter of 2006.
Operating income by segment for the full year was as follows (in millions):

	Full Year
	2007	2006
Launch Vehicles	$39.5	$34.0
Satellites and Space Systems	30.6	27.6
Advanced Space Programs	12.4	4.3
Transportation Management Systems	3.9	2.5
Corporate and Other	—	(0.2)

Total Operating Income	$86.4	$68.2
Orbital reported operating income of $86.4 million for the year ended December 31, 2007, up 27% over full year 2006 due to profit increases in all segments. Launch vehicles segment operating income increased $5.4 million, or 16%, primarily due to increased activity levels on target and interceptor vehicle programs. Satellite and space systems segment operating income increased $3.0 million, or 11%, attributable to the significant increase in communications satellites contract activity partially offset by the decline in science and technology contract activity in 2007. Advanced space programs segment operating income increased $8.1 million, or 191%, due to increased contract activity on the Orion program. Transportation management systems segment operating income increased $1.4 million, or 54%, due to the increase in product sales and new contract activity mentioned above.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

Net Income
Net income for the fourth quarter of 2007 was $15.8 million, or $0.26 diluted earnings per share, up from $12.5 million adjusted net income, or $0.20 adjusted diluted earnings per share, for the fourth quarter of 2006. Net income was $56.7 million, or $0.93 diluted earnings per share, for full year 2007 compared to $39.8 million adjusted net income, or $0.64 adjusted diluted earnings per share, for full year 2006. For comparison purposes, the 2006 financial results have been adjusted to exclude two fourth quarter 2006 transactions, a $10.4 million pretax debt extinguishment charge ($6.3 million after tax) and an investment liquidation gain of $1.6 million (pretax and after tax). Net income for the fourth quarter of 2006 including these transactions was $7.8 million, or $0.12 diluted earnings per share, and net income for full year 2006 was $35.1 million, or $0.56 diluted earnings per share.
Interest expense for the fourth quarter and full year 2007 decreased to $1.1 million and $4.7 million, respectively, compared to $3.0 million and $12.3 million, respectively, in the same periods in 2006. The decline in interest expense is due to a reduction in the interest rate on the company’s long-term debt as a result of a refinancing transaction in December 2006.
Diluted weighted-average shares outstanding decreased to 60.6 million in the fourth quarter of 2007 compared to 62.7 million in the fourth quarter of 2006 due to share repurchases made by the company. Diluted weighted-average shares outstanding for the full year 2007 decreased to 60.9 million compared to 62.6 million for the full year 2006, also driven by share repurchases.
Cash Flow and Balance Sheet
Orbital reported free cash flow of $38.3 million for the fourth quarter of 2007 and $81.9 million for full year 2007. The company repurchased approximately 400,000 shares of its common stock for $8.4 million in the fourth quarter of 2007 and 1.6 million shares for $33.4 million throughout all of 2007. Orbital’s unrestricted cash balance was $235.8 million as of December 31, 2007.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

The company’s cash flow was as follows (in millions):

	2007
	Fourth Quarter	Full Year
Net Cash Provided by Operating Activities	$44.2	$100.4
Capital Expenditures	(5.9)	(18.5)

Free Cash Flow	38.3	81.9
Net Purchases of Investments	—	(34.5)
Repurchase of Common Stock	(8.4)	(33.4)
Proceeds from Issuance of Common Stock	1.6	11.9
Other	6.6	10.1

Net Increase in Cash	38.1	36.0
Beginning Cash Balance	197.7	199.8

Ending Cash Balance	$235.8	$235.8
Summary balance sheet data as of December 31, 2007 was as follows (in millions):

Assets		Liabilities and Equity
Cash	$235.8	Current Liabilities	$211.1
Other Current Assets	260.0	Long-Term Debt and Other	144.1
Non-Current Assets	292.5	Stockholders’ Equity	433.1

Total Assets	$788.3	Total Liabilities and Equity	$788.3

New Business Highlights
During the fourth quarter of 2007, Orbital received approximately $225 million in new firm and option contract bookings. In addition, the company received approximately $25 million of option exercises under existing contracts. For the full year, Orbital received approximately $1.71 billion in new firm and option contract bookings, and approximately $265 million of option exercises under existing contracts. As of December 31, 2007, the company’s firm contract backlog was approximately $2.06 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $3.90 billion.
Operational Highlights
In the fourth quarter of 2007, Orbital carried out six successful space missions, including three target vehicle launches and three satellite deployments. In December, the company launched two short-range, low-altitude Coyote targets for the U.S. Navy, as well as a medium-range ballistic target for a joint U.S.-Japanese missile defense test. Orbital also deployed and activated three commercial communications satellites in the fourth quarter, including the Intelsat IS-11 and Optus D2 satellites that were launched in October and the Horizons-2 satellite that was launched in December. Also in the fourth quarter, Orbital made several product deliveries for future missions, including the THOR 5 commercial communications satellite that was successfully launched on February 11, 2008, two Orbital Boost Vehicle (OBV) missile interceptors for operational deployments and three space payloads.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

During 2007, Orbital conducted 19 major space missions, including the launch of 10 short-, medium- and long-range target vehicles, two space launch vehicles and one OBV interceptor rocket. Orbital also delivered and deployed five communications and science satellites for commercial and U.S. government customers. In addition, the company delivered 18 other space systems for future deployment, including nine OBV interceptors, one commercial communications satellite and five space payloads.
Orbital’s 2008 operational schedule is expected to continue at a high level of activity. The company plans to carry out approximately 25 launch vehicle and spacecraft missions and to complete and deliver an additional 15 or more launch vehicles and satellites for future operations. Included in the operational totals are six or seven interceptor vehicle and space launch missions, as many as 12 target vehicle launches and up to six spacecraft deployments for commercial satellite operators and U.S. government customers.
2008 Financial Guidance
The company has revised its financial guidance for 2008, as summarized in the table below:

Full Year 2008	Current	Previous
Revenues (in millions)	$1,100 - $1,125	$1,075-$1,100
Operating Income Margin	8.25% - 8.50%	8.25% - 8.50%
Diluted Earnings Per Share	$0.95 - $1.00	$0.93-$0.98
Free Cash Flow (in millions)	$75 - $80	$75-$80
Orbital is engaged in a major new product development program to create a medium-capacity rocket called Taurus II. Orbital believes that this new rocket could substantially expand the company’s space launch vehicle market, yielding significant potential revenue growth in 2009 and beyond. However, the Taurus II program entails a major development effort, the financial impact of which is not reflected in the 2008 guidance above. If the Taurus II program proceeds, the company anticipates that this effort would consume $40 million to $45 million of cash and would reduce full year 2008 diluted earnings per share by $0.12 to $0.16.
Disclosure of Non-GAAP Financial Measures
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

Adjusted net income for 2006 is defined as GAAP net income (the most directly comparable GAAP financial measure) adjusted to exclude debt extinguishment expense and the gain from the dissolution of an investment. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. These measures are provided so investors can more easily compare 2007 results to 2006 results. The reconciliation of the reported net income to adjusted net income is as follows (in millions, except per share data):

	Quarter Ended	Full Year Ended
	December 31, 2006	December 31, 2006
Reported Net Income	$7.8	$35.1
Adjustments
Debt Extinguishment Expense of $10.4 million, net of $4.1 million tax benefit	6.3	6.3
Investment Liquidation Gain (1)	(1.6)	(1.6)

Adjusted Net Income	$12.5	$39.8

Adjusted Diluted Earnings Per Share	$0.20	$0.64

(1)	This gain is reported as a return of investment for tax purposes; accordingly, no tax provision was recorded related to the gain.
About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low Earth-orbit, geosynchronous Earth-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds software-based transportation management systems for public transit agencies and private vehicle fleet operators.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, the outcome of the qui tam litigation and related

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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Quarter Ended December 31,
	2007	2006*
Revenues	$293,141	$215,841
Costs of goods sold	240,054	171,246

Gross profit	53,087	44,595
Research and development expenses	6,933	2,372
Selling, general and administrative expenses	22,016	21,805

Income from operations	24,138	20,418
Interest income and other	3,426	5,445
Interest expense	(1,079)	(2,985)
Debt extinguishment expense	—	(10,388)

Income before income taxes	26,485	12,490
Income taxes	(10,707)	(4,700)

Net income	$15,778	$7,790

Basic net income per share	$0.27	$0.13

Diluted net income per share	$0.26	$0.12

Shares used in computing basic net income per share	58,913	60,629
Shares used in computing diluted net income per share	60,622	62,686

*	The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to the financial statements.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Year Ended December 31,
	2007	2006*
Revenues	$1,084,092	$802,856
Costs of goods sold	896,889	644,137

Gross profit	187,203	158,719
Research and development expenses	18,656	9,633
Selling, general and administrative expenses	82,108	80,838

Income from operations	86,439	68,248
Interest income and other	12,989	13,773
Interest expense	(4,685)	(12,272)
Debt extinguishment expense	—	(10,388)

Income before income taxes	94,743	59,361
Income taxes	(38,005)	(24,286)

Net income	$56,738	$35,075

Basic net income per share	$0.96	$0.60

Diluted net income per share	$0.93	$0.56

Shares used in computing basic net income per share	59,164	58,118
Shares used in computing diluted net income per share	60,935	62,627

*	The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to the financial statements.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2007	2006*
Assets
Cash	$235,822	$199,751
Receivables, net	183,507	165,235
Inventory	26,549	30,053
Deferred income taxes, net	44,420	42,880
Other current assets	5,508	11,794

Total current assets	495,806	449,713
Non-current investments	28,000	—
Property, plant and equipment, net	95,713	93,662
Goodwill	55,551	55,551
Deferred income taxes, net	103,792	135,701
Other non-current assets	9,456	9,349

Total Assets	$788,318	$743,976

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$551
Accounts payable and accrued expenses	131,805	122,421
Deferred revenues	79,339	81,704

Total current liabilities	211,144	204,676
Long-term debt	143,750	143,750
Other non-current liabilities	325	—
Total stockholders’ equity	433,099	395,550

Total Liabilities and Stockholders’ Equity	$788,318	$743,976

*	The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to the financial statements.
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Orbital Reports Fourth Quarter and Full Year 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	2007
	Fourth Quarter	Full Year
Net income	$15,778	$56,738
Depreciation	4,427	17,007
Deferred taxes	9,074	29,921
Changes in assets and liabilities	12,664	(8,313)
Other	2,260	5,053

Net cash provided by operating activities	44,203	100,406

Capital expenditures	(5,869)	(18,479)
Net purchases of investments	—	(34,500)
Reduction in cash restricted for letters of credit, net	5,984	5,984

Net cash provided by (used in) investing activities	115	(46,995)

Repurchase of common stock	(8,411)	(33,411)
Net proceeds from issuance of common stock	1,581	11,858
Other	582	4,213

Net cash used in financing activities	(6,248)	(17,340)

Net increase in cash	38,070	36,071
Cash, beginning of period	197,752	199,751

Cash, end of period	$235,822	$235,822

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